Exhibit 10.2
TAX MATTERS AGREEMENT
BY AND AMONG
CLEAR CHANNEL COMMUNICATIONS, INC.,
CCE SPINCO, INC.
AND
CCE HOLDCO #2, INC.
Dated as of December 21, 2005

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ii

TAX MATTERS AGREEMENT
     This Tax Matters Agreement (this “Agreement”) is entered into as of December 21, 2005, by and among Clear Channel Communications, Inc., a Texas corporation (“Distributing”), CCE Spinco, Inc., a Delaware corporation and a wholly-owned subsidiary of Distributing (“Controlled”), and CCE Holdco #2, a Delaware corporation (“Holdco #2”).
Recitals
     Whereas, as of the date hereof, Distributing is the common parent corporation of an affiliated group (as defined in Section 1504 of the Code) of corporations (the “Distributing Consolidated Group”) that has elected to file consolidated U.S. federal income tax returns;
     Whereas, the Distributing Consolidated Group has included Controlled, SFX Entertainment, Inc., a Delaware corporation (“SFXE”), and their respective direct and indirect eligible domestic Subsidiaries;
     Whereas, prior to the Distribution, Distributing and an unrelated investor will have formed Holdco #2, with (i) Distributing receiving all of the Holdco #2 common stock and all of the Holdco #2 Series B redeemable non-voting preferred stock (the “Series B Preferred Stock”) in exchange for Distributing’s contribution to Holdco #2 of all of the outstanding stock of SFXE (the “SFXE Exchange”) and (ii) the unrelated investor receiving all of Holdco #2 Series A redeemable voting preferred stock (the “Series A Preferred Stock”);
     Whereas, prior to the Distribution, Distributing will contribute all of the common stock of Holdco #2 to Controlled in exchange for common stock of Controlled;
     Whereas, following the SFXE Exchange, SFXE and its eligible domestic direct and indirect Subsidiaries will cease to be members of the Distributing Consolidated Group;
     Whereas, pursuant to a pre-existing binding commitment entered into prior to the SFXE Exchange, Distributing will sell (the “Sale”) the Series B Preferred Stock to an unrelated third party investor, and Distributing will recognize a capital loss for U.S. federal income tax and other applicable Tax purposes (the “SFXE Loss”);
     Whereas, following the Sale and prior to the Distribution, Controlled will contribute the Holdco #2 common stock to one of its wholly-owned Subsidiaries (the “Holdco #2 Contribution”);
     Whereas, Distributing and Controlled have entered into the Distribution Agreement setting forth the corporate transactions pursuant to which Distributing will distribute all of the outstanding shares of common stock of Controlled to Distributing’s stockholders in a transaction intended to qualify as a tax-free distribution under Section 355 and Section 368(a)(1)(D) of the Code;
     Whereas, as a result the Distribution, Controlled and its direct and indirect eligible domestic Subsidiaries will cease to be members of the Distributing Consolidated Group;

     Whereas, following the SFXE Exchange, Holdco #2 will be a common parent corporation of an affiliated group of corporations, including SFXE and its direct and indirect eligible domestic Subsidiaries, which will elect to file consolidated U.S. federal income tax returns (the “Holdco #2 Consolidated Group”), and following the Distribution, Controlled will be the common parent corporation of an affiliated group of corporations, including its direct and indirect eligible domestic Subsidiaries, but excluding any member of the Holdco #2 Consolidated Group, which will elect to file consolidated U.S. federal income tax returns; and
     Whereas, in contemplation of the SFXE Exchange and the Distribution, the Companies desire to enter into this Agreement to provide for the allocation among them of the liabilities for Taxes arising prior to, as a result of and subsequent to the SFXE Exchange and the Distribution, and to provide for and agree upon other matters relating to Taxes;
Agreements
     Now, Therefore, in consideration of the mutual agreements contained herein, the Companies hereby agree as follows:
Section 1. Definition and Construction.
     Section 1.1. Definitions of Capitalized Terms.
     For purposes of this Agreement (including the recitals hereof), the following capitalized terms shall have the meanings set forth below:
     “Accounting Cutoff Date” means, with respect to Controlled, any date as of the end of which there is a closing of its financial accounting records.
     “Additional Tax” means:
(a)	with respect to Post-Deconsolidation Events that result, directly or indirectly, in Distributing not being able to utilize the SFXE Loss, an amount equal to the sum of:
(1)	the amount of any Tax refund that the Distributing Consolidated Group would have otherwise received under applicable Tax Law if the SFXE Loss had otherwise been utilizable by the Distributing Consolidated Group and the Distributing Consolidated Group could have carried back the SFXE Loss to one or more Tax Periods prior to the Tax Period during which the SFXE Loss would have otherwise been incurred (the “Loss Year”); and

(2)	the product of (i) the amount by which the consolidated capital net income (as defined in Treasury Regulations Section 1.1502-22(a)) of the Distributing Consolidated Group for the Loss Year and each Tax Period thereafter (determined without taking into account any Tax Assets of the Distributing Consolidated Group that may be carried forward or carried back from other Tax Periods) would have otherwise been reduced by the SFXE Loss (after taking into account any amount of the SFXE Loss which would have been utilized in prior Tax Periods), multiplied by (ii) the highest marginal corporate Tax rate for the applicable Tax Period;
(b)	subject to clause (a) above and without duplication, with respect to any Post-Deconsolidation Event that affects the amount of any Tax imposed on or attributable to any Group Member for which Distributing is otherwise responsible under this Agreement, an amount equal to the excess (if any) of (1) the cumulative amount of Tax for which Distributing is otherwise responsible under this Agreement determined after taking into account any and all Post-Deconsolidation Events, over (2) the cumulative amount of Tax that Distributing would otherwise be responsible for under this Agreement determined without taking into account any Post-Deconsolidation Event; and

(c)	subject to clause (a) and without duplication, with respect to any Post-Deconsolidation Event that affects a Tax Asset of any Group Member, an amount equal to the Tax Benefits from such Tax Asset that Distributing would have otherwise recognized if such Post-Deconsolidation Event had not occurred.
     “Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund or credit of Taxes, including (i) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, or (ii) any claim for refund or credit of Taxes previously paid.
     “Affiliate” means any Person that directly or indirectly is “controlled” by the other Person in question. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Except as otherwise provided herein, the term Affiliate shall refer to Affiliates of a Person as determined after the Distribution.
     “Agreement” shall have the meaning provided in the preamble.
     “AMG Broadcasting Business” means the AMG Broadcasting Business as that term is defined in the Ruling Request.
     “Carryback Item” means any net operating loss, net capital loss, excess tax credit or other similar Tax item which may or must be carried from one Tax Period to another Tax Period under the Code or other applicable Tax Law.
     “CCB Group” means Clear Channel Broadcasting Inc., a Nevada corporation, and its Subsidiaries as of the time of the Distribution. For purposes of clarification, the term “CCB Group” shall not include any member of either the Controlled Group or the CCO Group.

     “CCB International Assets” means those assets located outside the United States and equity interests in foreign Entities that were held by Distributing and its Subsidiaries (including the members of the Controlled Group, the CCB Group and the CCO Group) before the International Restructuring and are held by the CCB Group after the International Restructuring.
     “CCO Group” shall mean Clear Channel Outdoor Holdings, Inc., a Delaware corporation, and its Subsidiaries as of the time of the Distribution. For purposes of clarification, the term “CCO Group” shall not include any member of either the Controlled Group or the CCB Group.
     “CCO International Assets” means those assets located outside the United States and equity interests in foreign Entities that were held by Distributing and its Subsidiaries (including the members of the Controlled Group, the CCB Group and the CCO Group) before the International Restructuring and are held by the CCO Group after the International Restructuring.
     “Code” means the Internal Revenue Code of 1986, as amended, or any successor law.
     “Combined Tax Return” means, with respect to any Tax, a Tax Return that is filed on a consolidated, combined or unitary basis and includes at least one Distributing Group Member and at least one Controlled Group Member.
     “Companies” means Distributing, Controlled and Holdco #2, collectively, and “Company” means, as the context requires, any one of Distributing , Controlled or Holdco #2.
     “Controlled Filed Returns” shall have the meaning provided in Section 4.2.
     “Controlled Group” means, collectively, Controlled and its direct and indirect Subsidiaries, including the members of the Holdco #2 Consolidated Group.
     “Controlled Group Member” means, individually, each member of the Controlled Group, and the term “Controlled Group Members” means, collectively, as the context requires, all or less than all of the members of the Controlled Group.
     “Controlled Indemnitees” shall have the meaning provided in Section 2.1(b).
     “Controlled International Assets” means those assets located outside the United States and equity interests in foreign Entities that were held by Distributing and its Subsidiaries (including the members of the Controlled Group, the CCB Group and the CCO Group) before the International Restructuring and are held by the Controlled Group after the International Restructuring.
     “Controlled Separate Return” means a Tax Return that includes one or more Controlled Group Members and does not include any Distributing Group Member, including any such Tax Return filed for Federal Income Tax purposes by an affiliated group (as defined in Section 1504 of the Code) of corporations the common parent of which is a Controlled Group Member or any other corporation that is not a Distributing Group Member.
     “Controlled’s Allocated Tax Liability” shall have the meaning provided in Section 5.1(a).

     “Controlled’s Cumulative Tax Payment” shall have the meaning provided in Section 5.1(a).
     “Controlled’s Redetermined Allocated Tax Liability” shall have the meaning provided in Section 5.1(c)(1).
     “Controlling Company” shall have the meaning provided in Section 7.2(a).
     “Deconsolidation Date” means, with respect to each Controlled Group Member, the date of an applicable Deconsolidation Event.
     “Deconsolidation Event” means (i) with respect to each Controlled Group Member that is included in the Distributing Consolidated Group for Federal Income Tax purposes as of the date hereof, any event or transaction occurring after the date hereof, including the Distribution and the SFXE Exchange, that causes such Controlled Group Member to no longer be eligible to be included in the Distributing Consolidated Group for Federal Income Tax purposes; (ii) with respect to each Controlled Group Member that is not eligible to be included in the Distributing Consolidated Group for Federal Income Tax purposes as of the date hereof because it is not an “includible corporation” as defined in Section 1504(b) of the Code, any event or transaction occurring after the date hereof, including the Distribution and the SFXE Exchange, that would cause such Controlled Group Member to no longer be eligible to be included in the Distributing Consolidated Group for Federal Income Tax purposes if such Controlled Group Member were an “includible corporation” as defined in Section 1504(b) of the Code; and (iii) with respect to Holdco #2, the date of its incorporation under the laws of the State of Delaware.
     “Default Rate” means a rate of interest equal to the underpayment rate provided in Section 6621(c) of the Code, determined as of the date any applicable payment required to be made under this Agreement is due.
     “Distributing Filed Returns” shall have the meaning provided in Section 4.1(a).
     “Distributing Consolidated Group” shall have the meaning provided in the recitals to this Agreement.
     “Distributing Group” means, collectively, Distributing and its direct and indirect Subsidiaries, including Clear Channel Worldwide Holdings, Inc., a Delaware corporation, but excluding any Controlled Group Member.
     “Distributing Group Member” means, individually, each member of the Distributing Group, and the term “Distributing Group Members” means, collectively, as the context requires, all or less than all of the members of the Distributing Group.
     “Distributing Indemnitees” shall have the meaning provided in Section 2.1(a).
     “Distributing Separate Return” means, with respect to any Tax, a Tax Return that includes only Distributing Group Members.

     “Distributing’s Allocated Tax Liability” shall have the meaning provided in Section 5.1(b).
     “Distributing’s Cumulative Tax Payment” shall have the meaning provided in Section 5.1(b).
     “Distributing’s Redetermined Allocated Tax Liability” shall have the meaning provided in Section 5.1(c)(2).
     “Distribution” means the distribution to Distributing stockholders on the Distribution Date of all of the outstanding stock of Controlled owned by Distributing.
     “Distribution Agreement” means that certain Master Separation and Distribution Agreement dated December 20, 2005, as amended from time to time, between Distributing and Controlled setting forth the corporate transactions required to effect the distribution to the Distributing stockholders of the outstanding stock of Controlled, and to which this Agreement is attached as an exhibit.
     “Distribution Date” means the Distribution Date as that term is defined in the Distribution Agreement.
     “Distribution Taxes” means (i) any Taxes, calculated without regard to any Tax Assets of the Distributing Group, imposed on any Distributing Group Member resulting from, or arising in connection with the failure of the Distribution to be tax-free to such Distributing Group Member under the Code, including any Tax resulting from the failure of the Distribution to qualify under Section 355 and Section 368(a)(1)(D) of the Code or the application of Section 355(d) or Section 355(e) of the Code to the Distribution or corresponding provisions of other Tax Laws, and (ii) any and all Losses relating to or arising from claims or lawsuits by stockholders of Distributing resulting from the failure of the Distribution to be tax-free to such stockholders under the Code or corresponding provisions of other applicable Tax Law.
     “Entertainment Assets” means the Entertainment Assets as that term is defined in the Distribution Agreement.
     “Entity” means a partnership (whether general or limited), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity, without regard to whether it is treated as a disregarded entity for U.S. federal tax purposes.
     “Federal Income Tax” means any Tax imposed by Subtitle A or F of the Code.
     “Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a Taxable Period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the Controlling Company, or by a comparable form under the Tax Laws of a state, local or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the Controlling Company to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Taxable Period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Tax Laws of a state, local or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations.
     “Foreign Income Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulations Section 1.901-2.
     “Group” means the Distributing Group or the Controlled Group, as the context requires, and the term “Groups” means the Distributing Group and the Controlled Group.
     “Group Member” means any Distributing Group Member or any Controlled Group Member.
     “Holdco #2 Consolidated Group” shall have the meaning provided in the recitals.
     “Holdco #2 Contribution” shall have the meaning provided in the recitals.
     “Income Tax” means each of any Federal Income Tax, State Income Tax or Foreign Income Tax, as the context requires.
     “Indemnification Expenses” shall have the meaning provided in Section 7.3.
     “Indemnified Company” means (i) Distributing, in cases where it is entitled to be indemnified for Losses by Controlled and Holdco #2 under this Agreement, and (ii) Controlled, in cases where it is entitled to be indemnified for Losses by Distributing under this Agreement.
     “Indemnifying Company” means (i) Distributing, in cases where it is obligated to indemnify Controlled for Losses under this Agreement, and (ii) Controlled and Holdco #2, in cases where they are obligated to indemnify Distributing for Losses under this Agreement.
     “Independent Firm” means a recognized law or accounting firm; provided, however, that such term shall not include any accounting firm that performs or has preformed audit services with respect to Distributing or Controlled.
     “IRS” means the Internal Revenue Service.
     “International Assets” means, collectively, the CCB International Assets, the Controlled International Assets and the CCO International Assets.

     “International Officer’s Certificates” means the letters executed by officers of Distributing and Controlled provided to either Skadden, Arps, Slate, Meagher & Flom LLP or Ernst & Young, in connection with the International Tax Opinions.
     “International Restructuring” means the restructuring by Distributing of the International Assets to cause the CCB International Assets to be held by CCB Group, the CCE International Assets to the held by Controlled Group and the CCO International Assets to be held by the CCO Group.
     “International Restructuring Taxes” means any and all Taxes imposed on or attributable to any Group Member that arise from or are attributable to such Group Member’s distribution, transfer, assignment, other disposition, receipt, purchase or other acquisition of International Assets pursuant to the International Restructuring, however effected.
     “International Tax Opinions” means each of the opinions of Skadden, Arps, Slate, Meagher & Flom LLP and Ernst & Young, addressing certain U.S. federal income tax consequences of the International Restructuring.
     “Joint Taxes” shall have the meaning provided in Section 5.1.
     “Letter Ruling” means the rulings by the IRS delivered to Distributing in connection with the Distribution.
     “Loss” means any loss, cost, fine, penalty, fee, damage, obligation, liability, payment in settlement, Tax or other expense of any kind, including reasonable attorneys’ fees and costs, but excluding any consequential, special, punitive or exemplary damages.
     “Officer’s Certificate” means the letters executed by officers of Distributing and Controlled provided to Skadden, Arps, Slate, Meagher & Flom LLP, in connection with the Tax Opinion.
     “Other Tax” means any Tax that is not an Income Tax, including any value added tax, any real or personal property Tax, any flat minimum dollar Tax, any withholding Tax or any capital duty tax.
     “Payment Date” means (i) with respect to any Federal Income Tax, each of the due date for any required installment of estimated taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing any Tax Return determined under Section 6072 of the Code and the date any Tax Return is filed, and (ii) with respect to any other Tax, the corresponding dates determined under the applicable Tax Law.
     “Payment Period” shall have the meaning provided in Section 5.5.
     “Person” means an individual, any Entity or a governmental entity or any department, agency or political subdivision thereof.
     “Post-Deconsolidation Events” shall have the meaning provided in Section 2.6(c).

     “Post-Deconsolidation Period” means, with respect to any Income Tax, any Tax Period beginning after an applicable Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning on the day after the applicable Deconsolidation Date.
     “Pre-Deconsolidation Period” means, with respect to any Income Tax, any Tax Period ending on or before the applicable Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on and including the applicable Deconsolidation Date.
     “Prior Tax Allocation Agreements” means any written or oral agreement or any other arrangements relating to allocation of Taxes existing between or among any Distributing Group Member and any Controlled Group Member as of the Distribution Date (other than this Agreement).
     “Reimbursement Statement” shall have the meaning provided in Section 7.3.
     “Ruling\Opinion Documents” means the Ruling Request, the Letter Ruling, the Officer’s Certificate and the Tax Opinion, including any and all any amendments and supplements to the foregoing.
     “Ruling Request” means the letter filed by Distributing with the IRS requesting a ruling from the IRS regarding certain U.S. federal income tax consequences of the Transactions (including all attachments, exhibits and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.
     “Sale” shall have the meaning provided in the recitals to this Agreement.
     “Separate Company Tax” means any Tax computed by reference to the assets and activities of a member or members of a single Group.
     “Series A Preferred Stock” shall have the meaning provided in the recitals.
     “Series B Preferred Stock” shall have the meaning provided in the recitals.
     “SFXE Loss” shall have the meaning provided in the recitals.
     “Straddle Period” means any Tax Period that begins on or before and ends after any applicable Deconsolidation Date.
     “State Income Tax” means any Tax imposed by any state of the United States, the District of Columbia or any political subdivision of the foregoing, which is imposed on or measured, in whole or in part, by income, capital or net worth or a taxable base in the nature of income, capital or net worth, including franchise Taxes based on such factors.
     “Subsidiary” means, with respect to any Person, each Entity that such Person directly or indirectly owns, beneficially or of record (i) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (ii) at least 50% of the outstanding equity or financial interests of such Entity.

     “Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, capital duty, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.
     “Tax Asset” means any Tax Item that has accrued for Tax purposes, but has not been used during a Taxable Period, and that could reduce a Tax in another Taxable Period, including a net operating loss, net capital loss, investment tax credit, foreign tax credit, research and experimentation credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit.
     “Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such governmental entity or political subdivision, including the IRS.
     “Tax Benefit” means any refund, credit or other reduction in otherwise required Tax payments (including any reduction in estimated Tax payments).
     “Tax Contest” means an audit, review, examination or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes of any member of any Group (including any administrative or judicial review of any claim for refund) for any Tax Period.
     “Tax Detriment” means an increase in the Tax liability of any Group Member for any Taxable Period or a decrease in a Tax Asset of any Group Member. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized from a Tax Item in a Taxable Period only if and to the extent that the Tax liability of the Group Member for such Tax Period, after taking into account the effect of the Tax Item on the Tax liability of such Group Member in the current Tax Period and all prior Tax Periods, is more than it would have been if such Tax liability were determined without regard to such Tax Item.
     “Tax Item” means, with respect to any Tax, any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.
     “Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax, including the Code.
     “Tax Opinion” means the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, addressing certain U.S. federal income tax consequences of the Distribution under Sections 368 and 355 of the Code.
     “Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

     “Tax Records” means Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests and any other books of account or records required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.
     “Tax Return” means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes or any other similar report, statement, declaration or document required to be filed under the Code or other Tax Law, including any attachments, exhibits or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.
     “Theater Business” means the Theater Business as that term is defined in the Ruling Request.
     “Transactions” means the transactions contemplated by the Distribution Agreement.
     Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.
     Other capitalized terms defined elsewhere in this Agreement shall have the meanings given them.
     Section 1.2. Construction.
     Unless the context otherwise requires: (i) references to a Section (other than in connection with the Code or the Treasury Regulations) refer to a section of this Agreement; (ii) the word “including” shall mean “including, but not limited to”; and (iii) words used in the singular shall also denote the plural, and words used in the plural shall also denote the singular. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 2. Indemnification; Allocation of Responsibility for Taxes.
     Section 2.1. Indemnification.
(a)	Distributing’s Indemnity of Controlled.
     Distributing shall indemnify Controlled, each other Controlled Group Member and their respective directors, officers and employees (collectively, the “Distributing Indemnitees”), and hold them harmless from and against any and all Losses that arise from or are attributable to:
     (1) any and all Taxes that are specifically allocated to or the responsibility of Distributing under this Agreement;
     (2) any failure by Distributing to make a payment required by this Agreement to Controlled when due; and

     (3) any breach or nonperformance by Distributing of any of its representations, warranties or covenants contained in this Agreement.
(b)	Controlled’s and Holdco #2’s Indemnity of Distributing.
     Controlled and Holdco #2 shall, jointly and severally, indemnify Distributing, each other Distributing Group Member and their respective directors, officers and employees (collectively, the “Controlled Indemnitees”), and hold them harmless from and against any and all Losses that arise from or are attributable to:
     (1) any and all Taxes that are specifically allocated to or the responsibility of Controlled under this Agreement;
     (2) any failure by Controlled to make a payment required by this Agreement to Distributing when due; and
     (3) any breach or nonperformance by Controlled of any of its representations, warranties or covenants contained in this Agreement.
     Section 2.2. Allocation of Federal Income Taxes.
     Except as provided in Section 2.6, the responsibility for Federal Income Taxes imposed on or attributable to any Group Member shall be allocated between Distributing and Controlled as follows:
(a)	Distributing’s Responsibility for Federal Income Taxes.
     Distributing shall be responsible for any and all Federal Income Taxes, including any adjustment to such Federal Income Taxes as a result of a Final Determination, to the extent such Federal Income Taxes are imposed on or are attributable to (i) any Distributing Group Member with respect to any Tax Period and (ii) any Controlled Group Member with respect to any Pre-Deconsolidation Period applicable to such Controlled Group Member.
(b)	Controlled’s Responsibility for Federal Income Taxes.
     Controlled shall be responsible for any and all Federal Income Taxes, including any adjustment to such Federal Income Taxes as a result of a Final Determination, that are imposed on or are attributable to any Controlled Group Member with respect to any Post-Deconsolidation Period applicable to such Controlled Group Member.
     Section 2.3. Allocation of State Income Taxes.
     Except as provided in Section 2.6, the responsibility for any and all State Income Taxes imposed on or attributable to any Group Member shall be allocated between Distributing and Controlled as follows:

(a)	Distributing’s Responsibility for State Income Taxes.
     Distributing shall be responsible for any and all State Income Taxes, including any adjustment to such State Income Taxes as a result of a Final Determination, to the extent such State Income Taxes are imposed on or are attributable to (i) any Distributing Group Member with respect to any Tax Period and (ii) any Controlled Group Member with respect to any Pre-Deconsolidation Period applicable to such Controlled Group Member.
(b)	Controlled’s Responsibility for State Income Taxes.
     Controlled shall be responsible for any and all State Income Taxes, including any adjustment to such State Income Taxes as a result of a Final Determination, that are imposed on or are attributable to any Controlled Group Member with respect to any Post-Deconsolidation Period applicable to such Controlled Group Member.
     Section 2.4. Foreign Income Taxes.
     Except as provided in Section 2.6, the responsibility for Foreign Income Taxes that are imposed on or are attributable to any Group Member shall be allocated between Distributing and Controlled as follows:
(a)	Distributing’s Responsibility for Foreign Income Taxes.
     Distributing shall be responsible for any and all Foreign Income Taxes, including any adjustment to such Foreign Income Taxes as a result of a Final Determination, to the extent such Foreign Income Taxes are imposed on or are attributable to any Distributing Group Member with respect to any Tax Period.
(b)	Controlled’s Responsibility for Foreign Income Taxes.
     Controlled shall be responsible for any and all Foreign Income Taxes, including any adjustment to such Foreign Income Tax as a result of a Final Determination, to the extent such Foreign Income Taxes are imposed on or are attributable to any Controlled Group Member with respect to any Tax Period.
     Section 2.5. Allocation of Other Taxes.
     Except as provided in Section 2.6, the responsibility for Other Taxes imposed on or attributable to any Group Member shall be allocated between Distributing and Controlled as follows:
(a)	Distributing’s Responsibility for Other Taxes.
     Distributing shall be responsible for any and all Other Taxes, including any adjustment to such Other Taxes as a result of a Final Determination, to the extent such Other Taxes are imposed on or attributable to any Distributing Group Member with respect to any Tax Period.

(b)	Controlled’s Responsibility for Other Taxes.
     Controlled shall be responsible for any and all Other Taxes, including any adjustment to such Other Taxes as a result of a Final Determination, to the extent such Other Taxes are imposed on or are attributable to any Controlled Group Member with respect to any Tax Period.
(c)	Other Taxes Imposed on Multiple Group Members.
     Notwithstanding anything to the contrary in Section 2.5(a) or (b), with respect to any Other Taxes for any Taxable Period that are imposed under applicable Tax Law on one or more Distributing Group Members and one or more Controlled Group Members:
     (1) Distributing shall be responsible for any and all such Other Taxes, including any adjustment to such Other Taxes as a result of a Final Determination, to the extent any Distributing Group Member is primarily responsible for such Other Taxes under applicable Tax Law; and
     (2) Controlled shall be responsible for any and all such Other Taxes, including any adjustment to such Other Taxes as a result of a Final Determination, to the extent any Controlled Group Member is primarily responsible for such Other Taxes under applicable Tax Law.
     Section 2.6. Distribution Taxes; International Restructuring Taxes; Additional Taxes.
(a)	Distribution Taxes.
     Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall apply:
     (1) Distributing’s Responsibility for Distribution Taxes. Distributing shall be responsible for one hundred percent (100%) of any Distribution Taxes that result from one or more of the following:
     (i) any act, failure to act or omission of or by any Distributing Group Member that is inconsistent with any material, information, covenant or representation in the Officer’s Certificate or the Ruling Request;
     (ii) any act, failure to act or omission of or by any Distributing Group Member after the Distribution Date, including a cessation, transfer to Affiliates or disposition of the AMG Broadcasting Business, or an issuance of stock, stock buyback or payment of an extraordinary dividend by any Distributing Group Member following the Distribution Date;
     (iii) any acquisition of any stock or assets of any Distributing Group Member by one or more Persons prior to or following the Distribution; or

     (iv) any issuance by any Distributing Group Member, or change in ownership of stock of any Distributing Group Member, that causes Section 355(d) or Section 355(e) of the Code to apply to the Distribution.
     (2) Controlled’s Responsibility for Distribution Taxes. Controlled shall be responsible for one hundred percent (100%) of any Distribution Taxes that result from one or more of the following:
     (i) any act, failure to act or omission of or by any Controlled Group Member that is inconsistent with any material, information, covenant or representation in the Officer’s Certificate or the Ruling Request;
     (ii) any act, failure to act or omission of or by any Controlled Group Member after the Distribution Date, including a cessation, transfer to Affiliates or disposition of the Theater Businesses, or an issuance of stock, stock buyback or payment of an extraordinary dividend by any Controlled Group Member following the Distribution Date;
     (iii) any acquisition of any stock or assets of any Controlled Group Member by one or more Persons prior to or following the Distribution Date; or
     (iv) any issuance by any Controlled Group Member, or change in ownership of stock of any Controlled Group Member, that causes Section 355(d) or Section 355(e) of the Code to apply to the Distribution.
     (3) Joint Responsibility for Distribution Taxes. The responsibility for any Distribution Taxes not allocated under Section 2.6(b)(1) or (2) shall be borne fifty percent (50%) by Distributing and fifty percent (50%) by Controlled.
(b)	International Restructuring Taxes.
     Except as provided in Section 2.6(a), but notwithstanding any other provision of this Agreement to the contrary, the responsibility for International Restructuring Taxes imposed on or attributable to any Group Member shall be allocated between Distributing and Controlled as follows:
     (1) Distributing’s Responsibility for International Restructuring Taxes. Except as provided in Section 2.6(b)(2), Distributing shall be responsible for any and all International Restructuring Taxes, including any adjustment to such International Restructuring Taxes as a result of a Final Determination, that are imposed on or attributable to any Group Member with respect to any Tax Period.
     (2) Controlled’s Responsibility for International Restructuring Taxes. Notwithstanding Section 2.6(b)(1), Controlled shall be responsible for any and all International Restructuring Taxes, including any adjustment to such International Restructuring Taxes as a result of a Final Determination, that are imposed on or attributable to any Group Member to the extent that such International Restructuring Taxes result from one or more of the following:
     (i) any act, failure to act or omission of or by any Controlled Group Member that is inconsistent with any material, information, covenant or representation in the International Officer’s Certificates;
     (ii) any act, failure to act or omission of or by any Controlled Group Member after an applicable Deconsolidation Event;
     (iii) any acquisition of any stock or assets of any Controlled Group Member by one or more Persons following an applicable Deconsolidation Event; or
     (iv) any issuance by any Controlled Group Member, or change in ownership of stock of any Controlled Group Member, after an applicable Deconsolidation Event that causes Section 355(d) or Section 355(e) of the Code to apply to the International Restructuring.
(c)	Additional Taxes.
     Except as provided in Section 2.6(a) and (b), but notwithstanding any other provision of this Agreement to the contrary, Controlled shall be responsible for one hundred percent (100%) of any Additional Taxes, determined for each applicable Tax Period, imposed on any Group Member that result or arise, in whole or in part, from any act, failure to act, event or transaction that relates to the stock, assets or business of any Controlled Group Member that occurs after the applicable Deconsolidation Event of such Controlled Group Member or any Controlled Group Member’s breach of any representation, covenant or agreement contained in this Agreement that occurs after the applicable Deconsolidation Event of such Controlled Group Member (“Post-Deconsolidation Events”), including:
     (1) Additional Taxes resulting or arising from Distributing not being able to utilize the SFXE Loss for Tax purposes as a result of Post-Deconsolidation Events; and
     (2) Additional Taxes resulting or arising from any Controlled Group Member failing to provide assistance and cooperation to Distributing in accordance with Section 6.1 or failing to retain Tax Records in accordance with Section 6.2.
Section 3. Proration of Taxes; Allocation of Tax Items.
     For purposes of apportioning Taxes and Tax Items between Pre-Deconsolidation Periods and Post-Deconsolidation Periods and for purposes of preparing and filing Tax Returns under this Agreement, the following provisions shall apply:

     Section 3.1. Proration of Tax Items.
(a)	General Method.
     Except as provided in Section 3.1(b), in the case of any Straddle Period, Tax Items shall be apportioned between Pre-Deconsolidation Periods and Post-Deconsolidation Periods in accordance with the principles of Treasury Regulations Section 1.1502-76(b) or an applicable corresponding provision under the Tax Laws of any state, local or foreign jurisdiction, as such corresponding provision is reasonably interpreted and applied by Distributing. No election shall be made under Treasury Regulations Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year’s items). If any applicable Deconsolidation Date is not an Accounting Cutoff Date, the principles of Treasury Regulations Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the Tax Items (other than extraordinary items) for the month which includes the applicable Deconsolidation Date.
(b)	Transaction Tax Items.
     In determining the apportionment of Tax Items between Pre-Deconsolidation Periods and Post-Deconsolidation Periods, any Tax Items relating to the Transactions shall be treated as extraordinary items described in Treasury Regulations Section 1.1502-76(b)(2)(ii)(C) and shall be allocated to Pre-Deconsolidation Periods, and any Taxes related to such Tax Items shall be treated under Treasury Regulations Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall be allocated to Pre-Deconsolidation Periods.
     Section 3.2. Combined Tax Returns.
     With respect to any Combined Tax Return that includes Tax Items of one or more Controlled Group Members that are allocable to any Post-Deconsolidation Period in accordance with the other provisions of this Agreement, the Income Taxes that are treated as imposed on or attributable to any such Controlled Group Members in the aggregate for purposes of this Agreement shall be deemed equal to the amount of Income Taxes that would result if all Controlled Group Members for whom a Deconsolidation Event has occurred and included in such Combined Tax Return had filed a consolidated, combined or unitary Tax Return based solely on their income, apportionment factors and other Tax Items included in such Combined Tax Return that are allocable to a Post-Deconsolidation Period in accordance with the other provisions of this Agreement.
     Section 3.3. Allocation of Tax Assets and Earnings & Profits.
(a)	Allocation of Tax Assets.
     In connection with any Deconsolidation Event, Distributing shall determine in accordance with applicable Tax Laws the allocation of any applicable Tax Assets among Distributing, each other Distributing Group Member, Controlled and each other Controlled Group Member. The Companies hereby agree that in the absence of controlling legal authority or unless otherwise provided under this Agreement, each Tax Asset shall be allocated to the Group Member who generated such Tax Asset (other than with respect to any Tax Asset created by reason of a contribution to the capital of Controlled by Distributing on or before the

Distribution Date, in which case Distributing shall be permitted to retain such Tax Asset). Notwithstanding the foregoing, the Companies agree that the SFXE Loss is a Tax Asset of and shall be allocated to Distributing.
(b)	Earnings and Profits.
     Distributing shall advise Controlled in writing of the decrease in Distributing’s earnings and profits attributable to any Deconsolidation Event under Section 312(h) of the Code on or before the first anniversary of the applicable Deconsolidation Date; provided, however, that Distributing shall provide Controlled with estimates of such amounts (determined in accordance with past practice) prior to such anniversary as reasonably requested by Controlled.
Section 4. Preparation and Filing of Tax Returns.
     Section 4.1. Distributing’s Responsibility.
(a)	Distributing Filed Returns.
     Distributing shall have the exclusive obligation and right to prepare and file, or to cause to be prepared and filed, all Tax Returns that include any Group Member if Distributing is responsible under this Agreement for any portion of the Taxes reported on such Tax Returns (“Distributing Filed Returns”), including (i) all Distributing Separate Returns, (ii) all Combined Tax Returns, (iii) all Controlled Separate Returns for which Distributing is responsible for any portion of any Federal Income Tax, State Income Tax or International Restructuring Tax reported on such Controlled Separate Return, and Distributing shall have the exclusive obligation and right to prepare and file, or to cause to be prepared and filed, all Adjustment Requests made with respect to Distributing Filed Returns. Controlled and Holdco #2 shall, and shall cause each other Controlled Group Member to, assist and cooperate with Distributing in accordance with Section 6 with respect to the preparation and filing of all Distributing Filed Returns, including providing information required to be provided in Section 6. In the case of any Distributing Filed Return which is required by applicable Tax Law to be signed by any Controlled Group Member (or by its authorized representative), Controlled and Holdco #2 shall cause such Controlled Group Member (or its authorized representative) to sign such Distributing Filed Tax Return.
(b)	Election to Join Combined Returns.
     Controlled and Holdco #2 shall cause each Controlled Group Member to elect and join in filing Combined Tax Returns with any Distributing Group Member that Distributing reasonably determines are required to be filed under applicable Tax Laws or will result in the minimization of the net present value of the aggregate Tax to the Group Members eligible to join in such Combined Tax Returns.
(c)	Appointment as Agent.
     Each of Controlled and Holdco #2 hereby irrevocably designates, and agrees to cause each other Controlled Group Member to so designate, Distributing as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Distributing, in its sole discretion, may deem appropriate in any and all matters (including Tax Contests) relating to any Combined Tax Return.
     Section 4.2. Controlled Filed Returns.
     Controlled shall have the exclusive obligation and right to prepare and file, or to cause to be prepared and filed, all Controlled Separate Returns that are not Distributing Filed Returns (“Controlled Filed Returns”), and Controlled shall have the exclusive obligation and right to prepare and file, or to cause to be prepared and filed, all Adjustment Requests made with respect to Controlled Filed Returns.
     Section 4.3. Tax Accounting Practices.
(a)	In General.
     Except as otherwise provided in Section 4.3(b), to the extent the Tax accounting practices or reporting position with respect to Tax Items reported on any Controlled Filed Return might reasonably affect any Tax liability for which Distributing is responsible under this Agreement, Controlled shall prepare such Controlled Filed Return and report such Tax Items in a manner that is consistent with Distributing’s past Tax accounting practices and reporting positions with respect to such Tax Items (unless such past Tax accounting practices or reporting positions are no longer permissible under the Code or other applicable Tax Law), and to the extent any Tax Items are not covered by past Tax accounting practices or reporting positions (or in the event such past Tax accounting practices or reporting positions are no longer permissible under the Code or other applicable Tax Law), in accordance with reasonable Tax accounting practices and reporting positions selected by Distributing.
(b)	Reporting of Transaction Tax Items.
     The Tax treatment reported on any Tax Return of Tax Items relating to the Transactions shall be consistent with the treatment of such Tax Items in the Ruling\Opinion Documents (unless such treatment is not permissible under the Code or other applicable Tax Law). To the extent there is a Tax Item relating to the Transactions which is not covered by the Ruling\Opinion Documents, Distributing shall determine the proper Tax treatment of any such Tax Item and the method for reporting such Tax Item on any Tax Return. Such treatment and reporting method shall be used by Controlled in preparing and filing any Controlled Filed Return unless either (i) there is no reasonable basis for such Tax treatment or (ii) such Tax treatment is inconsistent with the Tax treatment contemplated in the Ruling\Opinion Documents. To the extent any Controlled Filed Return includes a Tax Item relating to the Transactions, Controlled shall submit a copy of such Controlled Filed Return to Distributing for its review. Controlled shall use its reasonable best efforts to make such Controlled Filed Return available for Distributing’s review sufficiently in advance of the due date for filing such Controlled Filed Return to provide Distributing with a meaningful opportunity to analyze and comment on such Controlled Filed Return and have such Controlled Filed Return modified before filing. Any dispute regarding the proper Tax treatment of any Tax Item relating to the Transactions shall be referred for resolution pursuant to Section 9, sufficiently in advance of the filing date of such

Controlled Filed Return (including extensions) to permit the timely filing of the Controlled Filed Return.
     Section 4.4. Right to Review Combined Tax Returns.
     Distributing shall make any Combined Tax Return and related workpapers available for review by Controlled, if requested, to the extent (i) such Combined Tax Return relates to Taxes for which Controlled may be responsible under this Agreement or (ii) Controlled reasonably determines that it must inspect such Combined Tax Return to confirm its compliance with the terms of this Agreement. Distributing shall use its reasonable best efforts to make such Combined Tax Return available for review as required under this paragraph sufficiently in advance of the due date for filing such Combined Tax Return to provide Controlled with a meaningful opportunity to analyze and comment on such Combined Tax Return and have such Combined Tax Return modified before filing. Distributing and Controlled shall attempt in good faith to resolve any issues arising out of the review of such Combined Tax Returns.
     Section 4.5. Adjustment Requests; Carrybacks; Utilization of Tax Assets.
(a)	Adjustment Requests and Carrybacks Requiring Distributing’s Consent.
     Except as otherwise required by applicable Tax Law or unless Distributing otherwise consents in writing, Controlled and Holdco #2 hereby agree to cause each Controlled Group Member (i) to not make any Adjustment Request with respect to any Income Tax for any Pre-Deconsolidation Period applicable to such Controlled Group Member and (ii) to make any available elections to relinquish the right to claim in any Pre-Deconsolidation Period any Carryback Items of any Controlled Group Member arising in a Post-Deconsolidation Period, including making the election under Section 172(b)(3) of the Code (and any similar provision of any other applicable Tax Laws) to relinquish the right to carry back net operating losses. With respect to any Adjustment Request to which Distributing grants its consent under the preceding sentence, Controlled shall reimburse Distributing for its legal, accounting, administrative and other related expenses incurred in preparing, filing and making any such Adjustment Request.
(b)	Carrybacks to Pre-Deconsolidation Periods.
     Notwithstanding Section 4.5(a), if any Controlled Group Member is required by applicable Tax Law to carry back a Carryback Item arising in a Post-Deconsolidation Period to a Pre-Deconsolidation Period, the Companies agree that any Carryback Item of any Distributing Group Member that may be carried back to the same Pre-Deconsolidation Period shall be deemed to be used before any Carryback Item of any Controlled Group Member. If any Distributing Group Member receives a refund or realizes a Tax Benefit as a result of a Carryback Item of any Controlled Group Member arising in a Post-Deconsolidation Period being carried back to a Pre-Deconsolidation Period, Distributing shall make a payment to Controlled in an amount equal to such refund or the realized Tax Benefit within 30 days following either the receipt of such refund or the filing of the Tax Return reflecting the realization of such Tax Benefit.

(c)	Other Adjustment Requests Permitted.
     With respect to any Tax imposed on or attributable to any Group Member for any applicable Pre-Deconsolidation Period, Distributing may make an Adjustment Request with respect to such Tax, including carrying back a Carryback Item of any Distributing Group Member arising in a Post-Deconsolidation Period to any Pre-Deconsolidation Period. Any refund or other Tax Benefit obtained as a result of any such Adjustment Request pursuant to the preceding sentence shall be for the account of Distributing, and Distributing shall have no obligation to compensate or make a payment to any Controlled Group Member in the event any such Adjustment Request results in a Tax Detriment to any Controlled Group Member.
(d)	Utilization of Tax Assets.
     With respect to each Combined Tax Return and any adjustment to the Income Taxes reflected on a Combined Tax Return as a result of a Tax Contest, Adjustment Request or otherwise, each Group Member included in such Combined Tax Return shall be entitled to use, in accordance with applicable Tax Laws, any and all Tax Assets of each other Group Member included in such Combined Tax Return. Except as provided in Section 5.1(d) with respect to Joint Taxes, no Group Member that utilizes the Tax Assets of any other Group Member shall be required to compensate or make any payment to such other Group Member with respect to the utilization of such Tax Assets.
Section 5. Payments Under this Agreement.
     Section 5.1. Joint Taxes.
     With respect to any Tax for any Taxable Period for which Distributing and Controlled are each responsible for a portion of such Tax under this Agreement (a “Joint Tax”), the following provisions shall apply:
(a)	Joint Taxes Relating to Combined Tax Returns.
     With respect to any Joint Tax that is reflected or reported on any Combined Tax Return, Distributing shall determine the amount of such Joint Tax that Controlled is responsible for under Section 2 (“Controlled’s Allocated Tax Liability”). At least 15 days prior to an applicable Payment Date, Distributing shall deliver to Controlled a statement setting forth in appropriate detail Distributing’s determination of Controlled’s Allocated Tax Liability and the amount (if any) of the cumulative net payments made with respect to such Joint Tax prior to the date of such statement by the Controlled Group (“Controlled’s Cumulative Tax Payment”). Not more than 30 days after Controlled’s receipt of such statement, Controlled shall pay Distributing an amount equal to the excess (if any) of Controlled’s Allocated Tax Liability, over Controlled’s Cumulative Tax Payment. If Controlled’s Cumulative Tax Payment is greater than Controlled’s Allocated Tax Liability, then Distributing shall pay such excess to Controlled within 30 days of Distributing’s receipt of the corresponding Tax Benefit (i.e., through either a reduction in Distributing’s otherwise required Tax payment or a refund of prior Tax payments).

(b)	Other Joint Taxes.
     With respect to any Joint Tax not described in Section 5.1(a), Controlled shall determine the amount of such Joint Tax that Distributing is responsible for under Section 2 (“Distributing’s Allocated Tax Liability”). At least 15 days prior to an applicable Payment Date, Controlled shall deliver to Distributing a statement setting forth in appropriate detail Controlled’s determination of Distributing’s Allocated Tax Liability and the amount (if any) of the cumulative net payments made with respect to such Joint Tax prior to the date of such statement by the Distributing Group (“Distributing’s Cumulative Tax Payment”). Not more than 30 days after Distributing’s receipt of such statement, Distributing shall pay Controlled an amount equal to the excess (if any) of Distributing’s Allocated Tax Liability, over Distributing’s Cumulative Tax Payment. If Distributing’s Cumulative Tax Payment is greater than Distributing’s Allocated Tax Liability, then Controlled shall pay such excess to Distributing within 30 days of Controlled’s receipt of the corresponding Tax Benefit (i.e., through either a reduction in Controlled’s otherwise required Tax payment or a refund of prior Tax payments).
(c)	Adjustments to Joint Taxes.
     (1) If there is any adjustment to any Joint Tax described in this Section 5.1(a), whether as a result of a Tax Contest, Adjustment Request or otherwise, Distributing shall redetermine Controlled’s Allocated Tax Liability (“Controlled’s Redetermined Allocated Tax Liability”). After determining Controlled’s Redetermined Allocated Tax Liability, Distributing shall deliver to Controlled a statement setting forth in appropriate detail Distributing’s determination of Controlled’s Redetermined Allocated Tax Liability and the amount (if any) of Controlled’s Cumulative Tax Payments made with respect to such Joint Tax prior to the date of such statement. Not more than 30 days after Controlled’s receipt of such statement, Controlled shall pay Distributing an amount equal to the excess (if any) of Controlled’s Redetermined Allocated Tax Liability, over Controlled’s Cumulative Tax Payments. If Controlled’s Cumulative Tax Payment is greater than Controlled’s Redetermined Allocated Tax Liability, then Distributing shall pay such excess to Controlled within 30 days of Distributing’s receipt of the corresponding Tax Benefit (i.e., through either a reduction in Distributing’s otherwise required Tax payment or a refund of prior Tax payments).
     (2) If there is any adjustment to any Joint Tax described in this Section 5.1(b), whether as a result of a Tax Contest, Adjustment Request or otherwise, Controlled shall redetermine Distributing’s Allocated Tax Liability (“Distributing’s Redetermined Allocated Tax Liability”). After determining Distributing’s Redetermined Allocated Tax Liability, Controlled shall deliver to Distributing a statement setting forth in appropriate detail Controlled’s determination of Distributing’s Redetermined Allocated Tax Liability and the amount (if any) of Distributing’s Cumulative Tax Payments made with respect to such Joint Tax prior to the date of such statement. Not more than 30 days after Distributing’s receipt of such statement, Distributing shall pay Controlled an amount equal to the excess (if any) of Distributing’s Redetermined Allocated Tax Liability, over Distributing’s Cumulative Tax Payments. If Distributing’s

Cumulative Tax Payment is greater than Distributing’s Redetermined Allocated Tax Liability, then Controlled shall pay such excess to Distributing within 30 days of Controlled’s receipt of the corresponding Tax Benefit (i.e., through either a reduction in Controlled’s otherwise required Tax payment or a refund of prior Tax payments).
(d)	Payments for Use of Tax Assets.
     If a Distributing Group Member realizes a Tax Benefit with respect to any Joint Tax upon its utilization of a Tax Asset of a Controlled Group Member, Distributing shall make a payment to Controlled equal to the Tax Benefit realized to the extent such utilized Tax Asset of the Controlled Group Member arose or accrued during any Post-Deconsolidation Period applicable to such Controlled Group Member. If a Controlled Group Member realizes a Tax Benefit with respect to any Joint Tax upon its utilization of a Tax Asset of a Distributing Group Member, Controlled shall make a payment to Distributing equal to the Tax Benefit realized to the extent such utilization occurs during any Post-Deconsolidation Period applicable to such Controlled Group Member. Any payment required to be made under this Section 5.1(d) shall be paid within 30 days following either the receipt of a refund or the filing of the Tax Return reflecting the realization of such Tax Benefit.
     Section 5.2. Payments to Tax Authority.
     With respect to each Tax Return that a Company is required to prepare and file under this Agreement, such Company shall pay, or cause to be paid, to the applicable Tax Authority when due (including extensions) all Taxes determined to be due and payable. With respect to any Joint Taxes described in Section 5.1(a), Distributing shall pay, or cause to be paid, to the applicable Tax Authority when due such Joint Taxes. With respect to any Joint Taxes described in Section 5.1(b), Controlled shall pay, or cause to be paid, to the applicable Tax Authority when due such Joint Taxes.
     Section 5.3. Timing of Payments.
     In the event a Company is required to make a payment to the other Company under this Agreement and the time for making such payment is not otherwise provided for in this Agreement, the first Company shall make such payment within 30 days of its receipt of such other Company’s written demand for such payment, which written demand shall include in reasonable detail an explanation and computation of the amount due.
     Section 5.4. Tax Treatment of Payments.
     Unless otherwise required by applicable Tax Law, the Companies agree that any payments made by one Company to the other Companies (other than any reimbursement of expense pursuant to Section 4.5(a), payments for Joint Taxes pursuant to Section 5.1(b) and interest payments pursuant to Section 5.5) pursuant to this Agreement shall be treated for all Tax and financial accounting purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be) made immediately prior to the Distribution and, accordingly, as not includible in the Taxable income of the recipient Company or as deductible by the payor Company. If, notwithstanding the previous sentence, there is a Final Determination that the recipient Company’s receipt of such payment is subject to Tax, the payor Company shall pay to the recipient Company an additional amount that, when added to the prior payment, will result in the recipient Company receiving an amount equal to such prior payment, after taking into account all Taxes that are payable by the recipient Company with respect to the receipt of such prior payment and such additional amount.
     Section 5.5. Interest.
     Any payment that is not made within the period prescribed in this Agreement (the “Payment Period”) shall bear interest at the Default Rate, compounded semiannually, for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment. Notwithstanding Section 5.4, the interest payment shall be treated as interest expense to the payor (deductible to the extent provided by applicable Tax Law) and as interest income by the recipient (includible in income to the extent provided by applicable Tax Law).
Section 6. Assistance and Cooperation; Retention of Tax Records.
     Section 6.1. Assistance and Cooperation.
     Controlled and Holdco #2 shall cause each Controlled Group Member to cooperate with Distributing and its agents, including accounting firms and legal counsel, in connection with Tax matters relating to Group Members including (i) the preparation and filing of Tax Returns, (ii) determining the liability for and the amount of any Taxes due (including estimated Taxes) or the right to an amount of any refund of Taxes and (iii) any Tax Contest. Such cooperation shall include making all information and documents, including Tax Records, in any Controlled Group Member’s possession relating to any Group Member available to Distributing for inspection during normal business hours upon reasonable notice and, upon request by Distributing, providing copies, at Controlled’s expense, of such information and documents, including Tax Records. Controlled shall also make available to Distributing, as reasonably requested and available, personnel (including each Controlled Group Member’s officers, directors, employees and agents) responsible for preparing, maintaining and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any Tax Contest. Any information or documents provided under this Section 6 shall be kept confidential by Distributing, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any Tax Contest.
     Section 6.2. Retention of Tax Records.
     Each Company shall preserve and keep all Tax Records exclusively relating to Separate Company Taxes of their respective Groups for Pre-Deconsolidation Periods, and Distributing shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Deconsolidation Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitation, and (ii) seven years after the date of the Distribution. If, prior to the expiration of the applicable statute of limitation and such seven-year period, a Company reasonably determines that any Tax Records which it is required to preserve and keep under this Section 6.2 are no longer material in the administration of any matter under the Code or other applicable Tax Law, such Company may dispose of such Tax Records upon 90 days prior notice to the other Companies. Such notice shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.
Section 7. Tax Contests.
     Section 7.1. Notice.
     Each of the Companies shall provide prompt notice to the other Companies of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware that could affect any Tax liability for which any of the other Companies may be responsible under this Agreement, provided, however, that failure to give prompt notice shall not affect the indemnification obligations hereunder except to the extent the Indemnifying Company is actually prejudiced thereby. Such notice shall contain factual information (to the extent known) describing such matters in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters.
     Section 7.2. Control of Tax Contests.
(a)	Tax Contests Relating to Tax Returns.
     Except as otherwise provided in this Agreement, the Company responsible for preparing and filing a Tax Return pursuant to Section 4 of this Agreement (the “Controlling Company”) shall have the exclusive right, in its sole discretion, to control, contest and represent the interests of each Group in any Tax Contest relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest. The Controlling Company’s rights shall extend to any matter pertaining to the management and control of the Tax Contest, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.
(b)	Additional Taxes, Distribution Taxes and International Restructuring Taxes.
     Notwithstanding any other provision of this Agreement to the contrary, Distributing shall have the exclusive right, in its sole discretion, to control, contest and represent the interests of each Group in any Tax Contest relating, in whole or in part, to Additional Taxes, Distribution Taxes and International Restructuring Taxes and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest. Distributing’s rights shall extend to any matter pertaining to the management and control of the Tax Contest, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.

(c)	Other Taxes.
     In the case of any Tax Contest with respect to any Other Tax for which Controlled is solely responsible under Section 2.5, Controlled shall have the exclusive right, in its sole discretion, to control, contest and represent the interests of the Controlled Group in such Tax Contest and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest. With respect to any Other Tax not described in the preceding sentence, Distributing shall have the exclusive right, in its sole discretion, to control, contest and represent the interests of the Groups in such Tax Contest and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest.
     Section 7.3. Reimbursement of Expenses.
     If the Indemnifying Company is not the Controlling Company, the Indemnifying Company shall reimburse the Controlling Company for its costs (including accountant’s fees, investigatory fees and fees and disbursements of tax counsel) (“Indemnification Expenses”) incurred in any Tax Contest that are reasonably allocable to the portion of the contested Taxes that would be the responsibility of the Indemnifying Company hereunder upon a Final Determination that such contested Taxes are due. The Controlling Company shall provide the Indemnifying Company with a written statement (a “Reimbursement Statement”) periodically (but not more often than monthly) that sets forth the amount of the Controlling Company’s Indemnification Expenses since the most recent Reimbursement Statement and due hereunder. Within 15 days of the Indemnifying Company’s receipt of each Reimbursement Statement, the Indemnifying Company shall pay to the Controlling Company the total amount of the Indemnification Expenses shown on such Reimbursement Statement.
Section 8. Continuing Covenants.
(a)	In General.
     Except as otherwise provided in this Agreement, each of Distributing (for itself and each other Distributing Group Member), Controlled (for itself and each other Controlled Group Member) and Holdco #2 agrees (i) not to take any action reasonably expected to result in an increased Tax liability to another Company, a reduction in a Tax Asset of another Company or an increased liability to another Company under this Agreement, (ii) not to take any action, fail to take any action or commit any omission that would result in Additional Taxes or Distribution Taxes and (iii) to take any action reasonably requested by a Company that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to such Company; provided, that such action does not result in any additional direct or indirect cost not fully compensated for by the requesting Company.
(b)	Consistency.
     Each of Distributing (for itself and each other Distributing Group Member) and Controlled (for itself and each other Controlled Group Member) agrees that it will not take or fail to take any action where such action or failure to act would be inconsistent with any material, information, covenant or representation contained in the Officer’s Certificate or Ruling Request.

For this purpose, an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. Each of Distributing (for itself and each other Distributing Group Member) and Controlled (for itself and each other Controlled Group Member) agrees that it will not take any position on a Tax Return that is inconsistent with the treatment of (i) the transfer of the Entertainment Assets by members of the Distributing Group to members of the Controlled Group pursuant to the Holdco #2 Contribution or as otherwise contemplated by the Distribution Agreement as a tax-free reorganization under Section 368(a)(1)(D) of the Code, or (ii) the Distribution as tax-free under Sections 355 and 368(a)(1)(D) of the Code.
(c)	Certain Distributing Actions following the Distribution.
     Distributing agrees that during the 2 year period following the Distribution, without first obtaining a tax opinion from an Independent Firm that the following actions or combination of such actions will not result in Distribution Taxes: (1) Distributing shall not sell or transfer all or substantially all of the assets comprising the AMG Broadcasting Business; (2) Distributing shall not merge with another Entity, without regard to which Entity survives, except in a reorganization within the meaning of Section 368(a)(1)(A), (C) or (D), or an exchange under Section 351, of the Code where the stockholders of Distributing own more than 50 percent of the stock of the surviving Entity (for this purpose any shares of Distributing acquired by any Person after the Distribution shall not be considered to be held by a stockholder of Distributing); and (3) Distributing shall not issue stock of Distributing (or any instrument that is convertible or exchangeable into any such stock) in an acquisition or public or private offering (excluding any issuance pursuant to the exercise of employee stock options or other employment related arrangements having customary terms and conditions and that satisfy the requirements of Treasury Regulations Section 1.355-7(e)(4)(ii)), unless following such issuance of stock, the stockholders of Distributing continue to own more than 50 percent of the stock of Distributing (for this purpose any shares of Distributing acquired by any Person after the Distribution shall not be considered to be held by a stockholder of Distributing).
(d)	Certain Controlled Actions Following the Distribution.
     During the 2 year period following the Distribution, without first obtaining the prior written consent of Distributing, which may be granted or withheld in its sole discretion: (1) Controlled shall not sell or transfer any material asset of or comprising the Theater Business or any interest in any Entity that conducts the Theater Business; (2) Controlled shall not, and shall not permit any Controlled Group Member which conducts the Theater Business to, merge with another Entity, without regard to which party is the surviving Entity; and (3) Controlled shall not issue or cause to be issued stock of any Controlled Group Member (or any instrument that is convertible or exchangeable into any such stock) in an acquisition or public or private offering, and shall not issue stock of Controlled (or any instrument that is convertible or exchangeable into any such stock) in an acquisition or public or private offering (excluding any issuance pursuant to the exercise of employee stock options or other employment related arrangements having customary terms and conditions and that satisfy the requirements of Treasury Regulations Section 1.355-7(e)(4)(ii)).

(e)	Certain Actions of Controlled and Holdco #2 Following the Sale.
     During the 6 year period following the Sale, without first obtaining the prior written consent of Distributing, which may be granted or withheld in its sole discretion, neither Controlled nor Holdco #2 shall acquire, however effected, or permit or cause any Controlled Group Member to acquire, however effected, any shares of either the Series A Preferred Stock or the Series B Preferred Stock.
(f)	Notice of Specified Transactions.
     Not later than 20 days prior to entering into any oral or written contract or agreement, and not later than 5 days after it first becomes aware of any negotiations, plan or intention (regardless of whether it is a party to such negotiations, plan or intention), regarding any of the transactions described in Section 8(c), (d) or (e), each Company shall provide written notice of its intent to consummate such transaction or the negotiations, plan or intention of which it becomes aware, to the other Companies.
Section 9. Dispute Resolution.
     In the event that the Companies disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the Companies shall attempt in good faith to resolve such dispute. If such dispute is not resolved within 60 days following the commencement of the dispute, the Companies shall jointly retain an Independent Firm, reasonably acceptable to the Companies, to resolve the dispute; provided, however, that in order to pursue any such dispute resolution under this Section 9, the Indemnifying Company must first pay to the Indemnified Company, or place in an escrow reasonably satisfactory to the Indemnified Company pending resolution of such dispute, an amount equal to the payment which is the subject of such dispute. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon the Companies. Following the decision of the Independent Firm, the Companies shall take, or cause to be taken, any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne by the Company that does not prevail in the dispute resolution proceeding. Notwithstanding any provision of this Agreement to the contrary, the dispute resolution provisions set forth in this Section 9 shall not be applicable to any disagreement between the Companies relating to Distribution Taxes, the SFXE Loss, International Restructuring Taxes or any matter relating to any Tax Contest.
Section 10. General Provisions.
     Section 10.1. Effectiveness; Termination of Prior Tax Allocation Agreements.
     This Agreement shall be effective on the date first written above. Immediately prior to the close of business on the date hereof (i) all Prior Tax Allocation Agreements shall be terminated, and (ii) amounts due under such Prior Tax Allocation Agreements as of the date hereof shall be settled. Upon such termination and settlement, no further payments by or to any Distributing Group Member or by or to any Controlled Group Member, with respect to such Prior Tax Allocation Agreements, shall be made, and all other rights and obligations resulting from such Prior Tax Allocation Agreements between the Companies and their Affiliates shall cease at such time. Any payments pursuant to such Prior Tax Allocation Agreements shall be ignored for purposes of computing amounts due under this Agreement.
     Section 10.2. Survival of Obligations.
     The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.
     Section 10.3. Addresses and Notices.
     All notices, consents, requests, instructions, approvals, statements, reports and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally or sent by registered mail, postage prepaid, or by facsimile transmission:
     If to Distributing:
Clear Channel Communications, Inc.
200 E. Basse Road
San Antonio, Texas 78209
Attn: Chief Executive Officer
     If to Controlled:
CCE Spinco, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attn: Chief Executive Officer
     If to Holdco #2:
Holdco #2, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attn: Chief Executive Officer
or to such other address that a Company may, from time to time, designate in a written notice to the other Company given in a like manner. Notice delivered personally shall be deemed delivered when received by the recipient. Notice given by mail as set out above shall be deemed delivered five calendar days after the date the same is mailed. Notice given by facsimile transmission shall be deemed delivered on the day of transmission provided telephone confirmation of receipt is obtained promptly after completion of transmission.
     Section 10.4. Binding Effect.
     This Agreement shall be binding upon and inure to the benefit of the Companies and their successors and assigns.

     Section 10.5. Waiver.
     No failure by any Company to insist upon the strict performance of any obligation under this Agreement or to exercise any right or remedy under this Agreement shall constitute waiver of any such obligation, right or remedy or any other obligation, rights or remedies under this Agreement.
     Section 10.6. Invalidity of Provisions.
     If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
     Section 10.7. Further Action.
     Each Company shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other Companies and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests under the control of any such other Company in accordance with Section 7.
     Section 10.8. Integration.
     This Agreement constitutes the entire agreement among the Companies pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings pertaining thereto. In the event of any inconsistency between this Agreement and the Distribution Agreement or any other agreements relating to the transactions contemplated by the Distribution Agreement, the provisions of this Agreement shall control.
     Section 10.9. Construction.
     The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any Company.
     Section 10.10. No Double Recovery.
     No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages or other amounts for which the damaged Company has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a Company shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

     Section 10.11. Setoff.
     All payments to be made by any Company under this Agreement may be netted against payments due to such Company under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.
     Section 10.12. Counterparts.
     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.
     Section 10.13. No Third Party Rights.
     This Agreement is only intended to allocate the responsibility for certain Taxes between Distributing and Controlled and to address the other Tax matters stated herein. Nothing in this Agreement, express or implied, is intended or shall confer any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement upon any Group Member or Person other than Distributing and Controlled. Distributing and Controlled acknowledge and agree that the respective rights of the Distributing Indemnitees and the Controlled Indemnitees expressly provided under this Agreement may only be enforced by Controlled and Distributing, respectively.
     Section 10.14. Governing Law.
     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in the State of Delaware.
[Signature Page Follows]

     In Witness Whereof, the Companies have caused this Agreement to be executed by their respective officers as of the date set forth above.

CLEAR CHANNEL COMMUNICATIONS, INC.

By:	/s/ Mark P. Mays
Name:	Mark P. Mays
Its:	President and Chief Executive Officer

CCE SPINCO, INC.

By:	/s/ Michael Rapino
Name:	Michael Rapino
Its:	Chief Executive Officer

CCE HOLDCO #2, INC.

By:	/s/ Michael Rapino
Name:	Michael Rapino
Its:	Chief Executive Officer

     The undersigned subsidiaries of CCE Spinco, Inc. have caused this Tax Matters Agreement to be executed to be effective on the date first written above by their respective duly authorized officers for the purpose of agreeing to be bound to this Tax Matters Agreement and to be liable, jointly and severally, with CCE Spinco, Inc. and CCE Holdco #2, Inc. to Clear Channel Communications, Inc. for all covenants, agreements, liabilities and obligations provided herein or arising hereunder.

CCE HOLDCO #1, INC.

By:	/s/ Michael Rapino
Michael Rapino
Chief Executive Officer

SFX ENTERTAINMENT, INC.

By:	/s/ Michael Rapino
Michael Rapino
Chief Executive Officer